PO Box 84013
Columbus GA 31908-4013
Tel. 800.784.5566

March 6, 2006

ABN AMRO Mortgage Capital Markets Group
Attn: Doniece Walton, Compliance Manager
135 S. LaSalle Street
Suite 1625
Chicago, IL 60603

Re: Annual Statement of Compliance for the Servicing Agreements by GreenPoint Mortgage Funding, Inc., as Servicer

Ladies and Gentlemen:

Pursuant to the Servicing Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc. (as "Servicer") hereby certifies as to the following (capitalized terms have the meanings used in the Servicing Agreement):

1.  A review of the activities of the Servicer and its performance under the Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.  To the best knowledge of the undersigned officer, based on such review, the Servicer has fulfilled all of its material obligations under the Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Servicer's material obligations throughout such period, except as follows:

    During the year, certain custodial bank account reconciliations were not prepared and reviewed on a timely basis. In addition, there are certain custodial bank accounts that have reconciling items that have not been resolved with 90 calendar days of their original identification. For the month ended December 31, 2005, all custodial bank reconciliations had been completed and reviewed on a timely basis.

                                Very truly yours,

                                GREENPOINT MORTGAGE
                        FUNDING, INC., as Servicer

                                    By: /s/ Michael De Francesco
                                    Name; Michael De Francesco
                                    Title: Senior Vice President
                                    Loan Administration

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2300 Brookstone Centre Pkwy Columbus GA 31904
www.greenpointservice.com